Exhibit 10.10

Employment Offer

Employment Agreement

Velo3D, Inc.

July 13, 2020

William McCombe

511 S. Mangum, Street

Durham, NC 27701

Re:    Offer of Employment by Velo3D, Inc.

Dear William:

I am very pleased to confirm our offer to you of employment with Velo3D, Inc. (the “Company”). The terms of our offer and the benefits currently provided by the Company are as follows:

1.                  Position and Start Date. You are being offered the position of Chief Financial Officer, reporting to our Chief Executive Officer. This is an exempt position. Your anticipated start date will be August 20, 2020 (the “Start Date”).

2.                  Starting Salary. Your starting salary will be $300,000 per year. Upon the Company’s achievement of key financial milestone to be proposed by the Company and you and approved by the Company’s board of directors (the “Board’”) no later than [sixty (60)] days from the Start Date (the “Milestone”), your base salary will be increased to $350,000 per year. The determinations of the Board with respect to achievement of the Milestone will be final and binding.

3.                  Benefits. In addition, you will be eligible to participate in regular health insuranc3e, and other employee benefit plans establish by the Company for its employees from time to time. You will be eligible for 15 days a year of paid time off (not including paid company holidays). You will be eligible for a one-time relocation bonus of $20,000, payable within a month of the Start Date.

4.                  Target Annual Bonus. You will be eligible for an incentive bonus of up to $350,000 per year subject to achievement of the Milestone. Upon accomplishment of the Milestone, your maximum eligible bonus will be adjusted to $300,000 per year, with the performance conditions for the payment of the eligible bonus for any subsequent annual period being proposed between you and the Company, and approved by the Board. The determinations of the Board with respect to achievement of the Milestone and any other annual bonus will be final and binding. You must be continuously employed through the achievement of the Milestone or other applicable performance condition to be eligible for any bonus payment.

Employment Offer

5.                  Options. We will recommend to the Board of Directors of the Company that you be granted the option to purchase up to a number of shares of Common Stock equal to 1.5% of the outstanding fully-dilute capitalization of the Company as of 7/10/2020. You will be granted this option under our 2014 Equity Incentive Plan, as amended (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board of Directors on the date the Board approves such grant (the “Options”). The Option you will be given will vest at the rate of 25% after 12 months of continuous service, and the balance of the Option will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement; further, in the event that your continuous employment is terminated by the Company without Cause (as defined in the Plan) or you resign from the Company for Good Reason (as defined below), either occurring within twelve (12) months following the consummation of an Acquisition (as defined in the Plan), 100% of the total unvested shares subject to the Option shall vest immediately following such termination or resignation, provided that you were providing continuous service through such date. You will not be eligible for the acceleration benefit described under this Section 5 unless you shall have executed the Release (as defined below) by the Release Date (as defined below). However, the grant of such options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Board.

6.                  “Good Reason” means without your consent, any of the following: (i) a material reduction in your duties or responsibilities that is inconsistent with the duties and responsibilities as in effect immediately prior to such reduction (other than by virtue of the Company being acquired by a larger organization, provided that your level of duties and responsibilities with respect to the business of the Company, which may be at a subsidiary level or divisional unit of a larger combined company, remains substantially similar as prior to such acquisition); (ii) the requirement that you change your principal office to a facility that increases your one-way commute by more than fifty (50) miles from your commute to the location at which you are employed prior to such change, or (iii) a material reduction in your annual base salary at that time other than an across-the-board salary reduction for all senior executives. In order for a voluntary resignation of employment to be or “Good Reason,” (1) you must have provided the Company with written notice of the event that you believe may constitute “Good Reason” within thirty (30) day following the occurrence the event, and the Company must have failed to cure the condition(s) that you allege constitute(s) “Good Reason” within thirty (30) days after receipt of your written notice, and (2) you must liver a written resignation and in fact terminate your employment with the Company within thirty (30) days following the Company’s failure to cure.

Employment Offer

7.                  Severance. In the event that your continuous employment is terminated by the Company without Cause, and conditioned upon you executing a general release of all claims that you may have against the Company (or successor) in the form reasonably prescribed by the Company, without material alterations (the “Release”) by the deadline set forth in the Release (the “Release Deadline”, which Release Deadline will in no event be later than fifty-two (52) days after your Separation (as defined below)) and satisfying all conditions to make such Release effective, you will be eligible for a severance of nine (9) months of your then current base salary, less applicable state and federal payroll deductions, to be paid in equal installments on the Company’s regular payroll dates for a period of nine (9) months following the Separation (the “Severance”). For the avoidance of doubt, the Severance will not include any potential bonus earnings or options vesting. Subject to the foregoing, the Severance will commence on the sixtieth (60th) day of your Separation (and will include any unpaid amounts accrued from the date of your termination). “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). “Cause” means: (i) your being convicted of, or pleading guilty to, any felony, or to a misdemeanor that the Company reasonably believes has or will have a material detrimental effect on the Company, (ii) your willful commission of a material act of dishonesty involving the Company, (iii) your gross misconduct, (iv) a material breach (which breach is not promptly cured) of your obligations under any agreement with the Company, (iv) your willful and continued failure to perform the duties and responsibilities of your position (which failure is not corrected within 30 days of notice of such failure), or (v) your commission of a material breach of the Company’s policies or procedures that is not reasonably curable in the Company’s sole discretion.

8.                  Protection of Confidential and Proprietary Information. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, you must sign and abide by the Company’s standard “At-Will Employment, Confidential Information, Arbitration, and Invention Assignment Agreement,” a copy of which is attached hereto as Exhibit A.

9.                  No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning stock option granted to you, if any, under the Plan and the Company’s At-Will Employment, Confidential Information, Arbitration, and Invention Assignment Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

10.              No Competition During Employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in a way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

Employment Offer

11.              At Will Employment. Employment with the Company is for no specific period of time. Should you accept ,our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at anytime with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are superseded by this agreement. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and practices, nay change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company (other than you).

12.              Tax Matters. All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

13.              Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

14.              Arbitration. You and the Company agree to submit to mandatory binding arbitration any disputes arising out of or related to the terms of this offer and the resolution of any disputes as to the meaning, effect, performance or validity of this offer or arising out of, related to, or in any way connected with, this offer, your employment with the Company or any other relationship between you and the Company in accordance with the arbitration terms set forth in the attached At-Will Employment, Confidential Information, Arbitration, and Invention Assignment Agreement.

15.              Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

16.              Entire Agreement. This offer, once accepted, and Exhibit A constitute the entire agreement between you and he Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

Employment Offer

17.              Acceptance. This offer will remain open until 11:59 PM EDT on July 15, 2020. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Benyamin Buller
BENYAMIN BULLER
CEO and President

I have read and understood his offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ William McCombe	Date signed:	7/13/20

Employment Offer

Exhibit A

At-Will Employment, Confidential Information, Arbitration, and Invention Assignment Agreement